INVESTMENT SUBADVISORY AGREEMENT
          This Investment Subadvisory Agreement is made as of May 1, 2014 (the “Effective Date”), by and between Vantagepoint Investment Advisers, LLC, a Delaware limited liability company (hereafter “Client”), and Oaktree Capital Management, L.P., a Delaware limited partnership (hereafter “Subadviser”), and THE VANTAGEPOINT FUNDS, a Delaware statutory trust.
          WHEREAS, The Vantagepoint Funds is a Delaware statutory trust registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);
          WHEREAS, Client is party to certain Master Investment Advisory Agreements with The Vantagepoint Funds (the “Master Agreements”) for management of the investment operations of The Vantagepoint Funds including the establishment and operation of investment portfolios for The Vantagepoint Funds (each a “Series”);
          WHEREAS, subject to the receipt of such approvals by the Board of Directors of The Vantagepoint Funds and its shareholders as may be required by law, the Master Agreements authorize Client to enter into agreements on behalf of The Vantagepoint Funds with subadvisers under which the subadvisers agree to perform all or any portion of the management and advisory duties with respect to all or any portion of the Series of The Vantagepoint Funds;
          WHEREAS, Client and Subadviser wish to enter into a subadvisory agreement pursuant to which Subadviser will perform the following duties with respect to a portion of the assets of a Series of The Vantagepoint Funds (the “Agreement”).
AGREEMENTS:
          In consideration for the performance by Subadviser as investment subadviser of certain assets held by The Vantagepoint Funds, Client authorizes Subadviser to manage certain of the securities and other assets of The Vantagepoint Funds as follows:
1. ACCOUNT
          The account with respect to which Subadviser shall perform its services shall consist of those assets of the Vantagepoint High Yield Fund (the “Fund”), a separate Series of The Vantagepoint Funds, which Client determines to assign to an account with Subadviser, together with all income earned by those assets and all realized and unrealized capital appreciation related to those assets (hereafter “Account”). From time to time, Client may, upon notice to Subadviser, make additions to the Account and may, upon notice to Subadviser, make withdrawals from the Account. To the extent that such withdrawals shall reduce the assets of the Account to zero, Subadviser shall not be entitled to any fees as set forth hereunder for the period of time for which no assets are held in the Account, notwithstanding any termination provisions set forth in this Agreement.

2. APPOINTMENT STATUS, POWERS OF CLIENT AND SUBADVISER
          (a) Purchase and Sale. Client hereby appoints Subadviser to manage the Account on the terms and conditions set forth in this Agreement. Subject to the restrictions set forth in this Agreement, and acting always in conformity with investment guidelines provided by Client, and the policies and written investment objectives, policies, procedures and restrictions of the Fund described in Section 4 below, Client hereby grants Subadviser complete, unlimited and unrestricted discretion and authority to supervise and direct the investment of the Account and to select portfolio investments with respect to the Account including the power to acquire (by purchase, exchange, subscription or otherwise), to hold and to dispose (by sale, exchange or otherwise). Subadviser will review with Client, upon the request of Client, any transactions it makes with respect to the management of the Account.
          (b) Limitation on Authority. Except as expressly authorized herein or hereafter from time to time, Subadviser shall for all purposes be deemed an independent contractor and shall have no authority to act for or to represent Client or The Vantagepoint Funds in any way or otherwise to be an agent of Client or the Fund. The activities of Client and Subadviser in managing the assets of the Fund shall in all instances be conducted subject to the supervision and direction of the Board of Directors of The Vantagepoint Funds and in compliance with Applicable Laws. “Applicable Laws” means (i) the “federal securities laws” as defined in Rule 38a-1(e)(1) under the 1940 Act, as they relate to the services provided by the Subadviser to the Fund and Client pursuant to this Agreement, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the operations of the Subadviser in relation to the Account.
          (c) Proxy Voting. Unless otherwise instructed by Client or The Vantagepoint Funds, Subadviser shall have discretion to take any action or render any advice with respect to the voting of shares or the execution of proxies solicited from time to time by, or with respect to, the issuers of investments held in the Account in accordance with the Subadviser’s written proxy voting policies and procedures as provided by the Subadviser to Client and the Board of Directors of The Vantagepoint Funds from time to time. Subadviser will report quarterly to Client and the Fund regarding such voting in a format reasonably requested by the Client. Subadviser represents that it has adopted and implemented written policies and procedures that are reasonably designed to ensure that the Subadviser votes proxies in the best interest of the Fund in compliance with the requirements of Rule 206(4)-6 under the Investment Advisers Act of 1940 (“Advisers Act”). The Subadviser shall promptly provide notice and copies of any material changes to its policies, procedures or other guidelines for voting proxies to the Board of Directors of The Vantagepoint Funds or the Client. Upon request, the Subadviser shall provide The Vantagepoint Funds with a complete and current copy of its proxy voting policies, procedures and other guidelines or a description of such policies, procedures and guidelines for the purpose of disclosing such information in The Vantagepoint Funds’ prospectus or as otherwise required by the Securities Act of 1933 or 1940 Act and the rules thereunder.

          (d) Key Personnel. Subadviser agrees that the following key personnel will have primary responsibility with respect to the investment management of the Account. If these individuals are unable to devote sufficient time to maintain primary responsibility for the Account or for whatever reason no longer have such responsibility, Subadviser must give Client written advance notice, or, if Subadviser does not have advance knowledge of such inability or lack of responsibility, prompt written notice within five (5) business days (or sooner if practicable) after Subadviser first learns of such inability, as well as the name of the person(s), if any, designated by Subadviser to replace or supplement these individuals. In addition, Subadviser shall give Client prompt written notice of any other employee of Subadviser not listed below who will have direct supervisory responsibility for the key personnel listed below or who will have responsibility for setting investment policy for the Account during the term of the Agreement.

Key Personnel:	Sheldon Stone
David Rosenberg
3. ACCEPTANCE OF APPOINTMENT
          Subadviser accepts the appointment as an investment subadviser of the Fund and agrees to act in accordance with the standard of care in Section 9 and to use its professional judgment when making investment decisions for the Account, and when providing the other services required or requested of Subadviser under the provisions of this Agreement.
4. INVESTMENT POLICIES
          (a) Investment Objectives and Restrictions. Subject to the supervision of The Vantagepoint Funds’ Board of Directors and Client, Subadviser shall manage the assets and direct the investments of the Fund held in the Account in accordance with: (i) Applicable Laws; (ii) The Vantagepoint Funds’ prospectus and statement of additional information as it relates to the investment objective, strategies, policies, procedures, restrictions and any other requirements of the Fund; (iii) the written investment objectives, strategies, policies, procedures, guidelines, restrictions and liquidity and other requirements of (A) The Vantagepoint Funds, as they relate to the Fund, (B) the Fund and (C) the Account, in each case that Client or Fund communicates to Subadviser; (iv) The Vantagepoint Funds’ written compliance policies, guidelines and procedures; as they relate to the Fund that Client or Fund communicates to Subadviser; and (v) any additional written investment guidelines and policies as they relate to the Fund that may be communicated, from time to time, by the Client or Fund to the Subadviser, all of the documents or items referenced in (ii) through (v) may be restated or modified from time to time by Client or The Vantagepoint Funds; provided that Subadviser shall not be required to comply with any such restatements or modifications until communicated by Client or Fund to Subadviser. Client retains the right, on written notice to Subadviser and without amending this Agreement, to modify any such documents, objectives, policies, procedures, guidelines, restrictions, or requirements in any manner and at any time as may be allowed pursuant to the 1940 Act and consistent with the terms of the Master Agreements with The Vantagepoint Funds; provided that Subadviser shall not be required to comply with any such amendments or modifications until communicated by Client or Fund to Subadviser. In the event that Subadviser is unable to adhere to such modifications, the Client and Subadviser will endeavor to reach a mutually agreeable resolution that is in the best interests of the Fund and is consistent with Applicable Laws and the Fund’s stated policies, which may include termination of the Agreement as provided in Section 15 below. Notwithstanding the foregoing, Subadviser shall not be responsible for providing tax advice to Client and the Fund under this Agreement.
          (b) Agreement and Registration Statement. Subadviser will adhere to all specific provisions in this Agreement and in The Vantagepoint Funds’ current Registration Statement on Form N-1A as they relate to the investment objective, strategies, policies, procedures, restrictions and any other requirements of the Fund and as such provisions may be amended and updated from time to time and filed with the Securities and Exchange Commission (“SEC”) on Form N-1A (“Registration Statement” and together with the documents and items described in paragraph (a) of this Section 4, “Fund Policies”)). The Registration Statement is hereby incorporated by reference and made a part of this Agreement. Client agrees to provide Subadviser with copies of any amendments to the Registration Statement that are applicable to the Account within five (5) business days after the date on which such amendments or related filings are made with the SEC or other regulatory body. For purposes of compliance with the Fund Policies, Subadviser shall be entitled to treat the Account as though the Account constituted the entire Fund, and Subadviser shall not be responsible in any way for the compliance of any assets of the Fund, other than the Account, with the Fund Policies.
          (c) Conflict in Policies. If a conflict in any of the Fund Policies occurs as they relate to the Fund, the Registration Statement shall govern for purposes of this Agreement. Subadviser shall promptly notify Client within one (1) business day of any actual or perceived conflict that it has identified as they relate to the Fund in any of the Fund Policies.
5. CUSTODY, DELIVERY, RECEIPT OF SECURITIES
          (a) Custody Responsibilities. Client shall identify to Subadviser one or more custodians (the “Custodian”) to hold the Account assets. The Custodian, as identified by Client, will be responsible for the custody, receipt and delivery of securities and other assets of The Vantagepoint Funds (including the Account), and Subadviser shall have no authority, responsibility or obligation with respect to the custody, receipt or delivery of securities or other assets of The Vantagepoint Funds (including the Account). In the event that any cash, securities or other assets of The Vantagepoint Funds are delivered to Subadviser, it will promptly deliver the same over to the

Custodian, in the name of The Vantagepoint Funds, as permitted by Applicable Laws. Client or the Fund shall be responsible for all custodial arrangements, including the payment of all fees and charges to Custodian. Subadviser shall not be responsible or liable for any act or omission of Custodian.
          (b) Portfolio Transactions. Unless otherwise required by local custom, all portfolio transactions for the Account will be consummated by payment to or delivery by The Vantagepoint Funds of cash, securities or other assets due to or from the Account. Subadviser will make all reasonable efforts to notify the Custodian of all orders to brokers, dealers or other market intermediaries for the Account by 9:00 a.m. Eastern Time on the day following the trade date and will affirm the trade before the close of business one (1) business day after the trade date (T+1).
6. RECORD KEEPING AND REPORTING
          (a) Records. Subadviser will maintain proper and complete records relating to the furnishing of services and its duties and obligations under this Agreement, including records with respect to the acquisition, holding and disposition of securities or other assets for Client and the Fund in accordance with Applicable Laws. All records maintained pursuant to this Agreement shall be subject to examination by Fund, Client and by persons authorized by either of them during normal business hours upon reasonable notice. Upon termination of this Agreement, Subadviser, at its expense, shall promptly, upon demand, return to Client and the Fund all records that Client or the Fund reasonably requests that are required to be maintained and preserved pursuant to Applicable Laws and this Agreement. Subadviser shall be entitled to retain originals or copies of records pursuant to the requirements of Applicable Laws.
          (b) Quarterly Valuation Reports. Subadviser shall use its best efforts to provide to Client within ten (10) business days after the end of each calendar quarter a statement of the market value of the Account as of the close of such quarter together with an itemized list of the assets in the Account, as that information is reported on Subadviser’s record keeping system.
          (c) Reconciliations. On a daily basis, reports of the Account’s portfolio holdings and prices from the Custodian’s records will be made available to Subadviser, and Subadviser shall report as promptly as possible on the same business day or, if not commercially practicable, on the next business day to the Custodian and to Client any discrepancies between the Custodian’s records and those of the Subadviser, including differences between the prices assigned to the assets in the Account and the prices that Subadviser believes should be assigned to them. On an ongoing basis, Subadviser shall monitor market developments for significant events occurring after the close of the primary markets for particular investments held in the Account that Subadviser reasonably believes may materially affect their value, and shall promptly notify Client of any such event that comes to Subadviser’s attention. In addition, Subadviser shall respond promptly to any reasonable request from Client for information needed to assist The Vantagepoint Funds in the valuation of any Account investment, and to provide to

Client such information as is in Subadviser’s possession regarding the same. On a monthly basis, Subadviser shall reconcile investment and cash positions, and market values to the Custodian’s records and report any discrepancies to Client within ten (10) business days after the end of the month.
          (d) Loss Reimbursement. Subadviser shall reimburse the Account for any material error to the Fund’s net asset value, as described by The Vantagepoint Funds’ NAV Error Correction Policy in effect at such time, caused by Subadviser.
          (e) Reports. Subadviser shall furnish Client and the Board of Directors of The Vantagepoint Funds such information as may reasonably be necessary to evaluate the terms of this Agreement. Subadviser also shall furnish Client and the Board of Directors of The Vantagepoint Funds such periodic and special reports or other information regarding Subadviser or its management of the Account, as may be reasonably requested by Client or the Board of Directors of The Vantagepoint Funds from time to time, including but not limited to: (i) a quarterly report and attestation to the Board of Directors of The Vantagepoint Funds regarding activities and practices relating to transactions entered into in accordance with Rules 10f-3, 17a-7, 17e-1 under the 1940 Act, the purchase or holding of any potentially illiquid assets in the Account, any soft dollar transactions entered into by the Subadviser, and whether, to the best of Subadviser’s knowledge, the Subadviser violated any Fund Policies; (ii) information relating to the Subadviser’s use of broker-dealers and counterparties; and (iii) information relating to regulatory and/or law enforcement inquiries or actions.
          (f) Other Reports and Information on Request. Subadviser shall provide to Client promptly upon reasonable request other reports or information relating to the Account or Subadviser.
          (g) Review of Materials. During the term of this Agreement, Client shall furnish to Subadviser the portions of all prospectuses, statements of additional information, proxy statements and information statements, which in any case refer to the Subadviser (except for materials that solely reference Subadviser as a subadviser of the Fund) and are prepared by The Vantagepoint Funds or by employees or agents of Client or its Affiliates, prior to their first use. Subadviser shall submit to Client any reasonable changes to the information pertaining to the Subadviser and stated in such materials within five (5) business days (or such other time as may be mutually agreed upon) after receipt thereof.
          (h) Use of Names. Subadviser agrees that neither it, nor any of its Affiliates, will in any way refer directly or indirectly to The Vantagepoint Funds, the Fund, the Client, and their officers, members or directors (in each case, in their capacities as such), in offering, marketing or other promotional materials without the express written consent of The Vantagepoint Funds, the Fund or Client, as applicable; provided that Subadviser may disclose the fact that it is a subadviser of the Fund. Subadviser further agrees that The Vantagepoint Funds, the Fund and Client (or its Affiliates) may refer to Subadviser in public documents as may be required by Applicable Laws, and may use Subadviser’s name in Fund marketing or other promotional materials provided that any other references to Subadviser in such materials shall have been derived from information previously reviewed by Subadviser in accordance with the previous Section 6(g).

7. PURCHASE AND SALE OF INVESTMENTS
          (a) Selection of Broker-Dealers and other Market Intermediaries. Except to the extent otherwise instructed in writing by Client (it being understood that Client, acting on behalf of the Fund, may, in its absolute discretion and consistent with the requirements of the 1940 Act and other Applicable Laws, direct Fund portfolio transactions for which Subadviser is responsible to any broker-dealer or market intermediary that Client may designate), Subadviser shall place all orders for the purchase or sale of investments on behalf of the Account with broker-dealers or other market intermediaries (i.e., foreign currency dealers and futures commission merchants) selected by Subadviser, but not with a person affiliated with Subadviser, as the term “affiliated person” is defined in the 1940 Act (hereinafter, an “Affiliate”), unless the transaction is in compliance with Applicable Laws and with the Fund Policies, copies of which shall be provided to Subadviser.
          (b) Best Execution. In placing such orders, Subadviser will give primary consideration to obtaining the most favorable price and efficient execution reasonably available under the circumstances and in accordance with Applicable Laws. In evaluating the terms available for executing particular transactions for the Account and in selecting broker-dealers to execute such transactions, Subadviser may consider, in addition to commission cost and execution capabilities, relevant factors, such as the financial stability and reputation of broker-dealers and the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided by such broker-dealers. Subadviser is authorized to pay a broker-dealer who provides such brokerage and research services a commission for executing a transaction for the Account which is in excess of the amount of commission another broker-dealer would have charged for effecting that transaction (“Soft Dollars”) if Subadviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer in discharging responsibilities with respect to the Account or to other client accounts as to which it exercises investment discretion. Subadviser agrees that any and all Soft Dollar arrangements or usage relevant to the Account will qualify for the safe harbor set out in Section 28(e) of the 1934 Act, including any interpretations of such safe harbor by the SEC or its staff.
          (c) Bunching Orders. Client agrees that Subadviser may aggregate sales or purchase orders for the Account with similar orders being made simultaneously for other accounts managed by Subadviser, if in Subadviser’s reasonable judgment such aggregation shall result in an overall economic benefit or more efficient execution to the Account taking into consideration the advantageous selling or purchase price, brokerage commission or other expenses. Client acknowledges that the determination of such economic benefit to the Account by Subadviser represents Subadviser’s evaluation that the Account is benefited by relatively better purchase or sales prices, lower commission or other expenses and beneficial timing of transactions or a combination of these and other factors. In such event, allocation of the investments so purchased or sold, as well as expenses incurred in the transaction, will be made by Subadviser in a manner Subadviser considers to be most equitable and consistent with its fiduciary obligations to the Fund and to its other clients.
          (d) Cost Consideration. For the avoidance of doubt, this Agreement does not require Subadviser to solicit competitive bids for each transaction or to seek the lowest available commission cost so long as Subadviser seeks best execution for each transaction in accordance with Section 7(b) above and Applicable Laws.
8. INVESTMENT FEES; EXPENSES
          (a) Fee Schedule. The compensation of Subadviser for its services under this Agreement shall be calculated in good faith by Client and paid from the assets of the Fund in accordance with Schedule A hereto.
          (b) For purposes of this section 8 and Schedule A, all payments due to Subadviser shall be solely made from the assets of the Fund.
          (c) Pro Rata Fee. If Subadviser should serve for less than the whole of any calendar quarter, its compensation shall be determined as provided above on the basis of the average daily net asset value of the Account for the period of that calendar quarter and shall be payable on a pro rata basis for the period of the calendar quarter for which it has served as Subadviser hereunder. In no event shall the Subadviser receive payment for any period of time during which there were no assets in the Account.
          (d) Subadviser shall furnish at its own expense all office facilities, equipment and supplies, and shall bear all expenses incurred by it in connection with routine and recurring functions necessary to render its services furnished to the Fund and Client under this Agreement, including but not limited to administrative, bookkeeping and accounting, clerical, statistical and correspondence functions. Unless otherwise agreed to, the Fund shall be responsible for its own expenses. Subadviser shall not be responsible for the expenses associated with any of the securities or other investment instruments (including taxes, brokerage commissions and other transaction costs, if any) purchased or sold for the Fund, unless such costs relate to Subadviser’s breach of this Agreement.
9. DUTY OF CARE; NON-EXCLUSIVITY OF SERVICES
          The Subadviser shall discharge its duties under the Agreement using the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. The Subadviser shall also devote such time as it deems necessary to provide prompt and professional service to Client and the Fund. The services of Subadviser to be provided hereunder are not to be deemed exclusive and Subadviser shall be free to provide similar services for its own account or the accounts of other persons and to receive compensation for such services. Client acknowledges that Subadviser or its Affiliates or Subadviser’s other clients may at any time, have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Fund. Except as may otherwise be required under Subadviser’s policies and procedures described in Section 11 below, Subadviser shall have no obligation to acquire or dispose of a position in any investment pursuant to this Agreement solely because Subadviser, its directors, members, Affiliates or employees invest in such a position for its or their own accounts or for the account of another client.
10. COMPLIANCE POLICIES AND PROCEDURES
          The Subadviser shall promptly provide The Vantagepoint Funds’ Chief Compliance Officer (“CCO”), upon request, copies of its policies and procedures for compliance by the Subadviser and the Fund with the Federal Securities Laws as defined in Rule 38a-1 under the 1940 Act and promptly provide the CCO with copies of any material changes to those policies and procedures. The Subadviser shall fully cooperate with the CCO as to facilitate the CCO’s performance of his/her responsibilities under Rule 38a-1 to review, evaluate and report to The Vantagepoint Funds’ Board of Directors on the operation of the Subadviser’s compliance policies and procedures and shall promptly report to the CCO any “Material Compliance Matter” as defined by Rule 38a-1(e)(2). At least annually, the Subadviser shall provide a certification to the CCO to the effect that the Subadviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Fund and the Subadviser with the Federal Securities Laws.
11. INSIDER TRADING POLICIES AND CODE OF ETHICS
          Subadviser hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act, Section 204A of the Advisers Act and Rule 204A-1 under the Advisers Act. Copies of such policies and procedures and code of ethics and any changes or supplements thereto shall be delivered to Client and The Vantagepoint Funds, and any material violation of such policies by personnel of Subadviser and the sanctions imposed in response thereto and any issues arising under such policies shall be reported to Client and The Vantagepoint Funds as required by Rule 17j-1 under the 1940 Act.
12. INSURANCE
          At all times during the term of this Agreement, Client and Subadviser shall each maintain, at its own cost and expense, professional liability insurance for errors, omissions and negligent acts, in an amount and with such terms as are standard in the financial services industry for an investment adviser of an investment company registered as such under the 1940 Act managing the amount of aggregate assets managed by Client and Subadviser, respectively.

13. LIABILITY
          (a) In the absence of any willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement, Subadviser shall not be liable to Client or The Vantagepoint Funds for honest mistakes of judgment or for action or inaction taken in good faith and in accordance with the duty of care standard in Section 9 for a purpose that Subadviser reasonably believes to be in the best interests of the Fund. However, neither this provision nor any other provision of this Agreement shall constitute a waiver or limitation of any rights which Client or The Vantagepoint Funds may have under federal or state securities laws.
          (b) Client shall indemnify and hold harmless Subadviser against any loss, liability, damages, reasonable costs or expenses, including reasonable attorneys’ fees, caused by: (i) the willful misfeasance, bad faith, fraud, or gross negligence of Client in the performance of its duties hereunder or by reason of reckless disregard of its obligations and duties hereunder hereunder; (ii) Client’s violation of applicable law; or (iii) Client’s breach of any term or provision in this Agreement.
          (c) Subadviser shall indemnify and hold harmless Client against any loss, liability, damages, reasonable costs or expenses, including reasonable attorneys’ fees, caused by: (i) the willful misfeasance, bad faith, fraud, or gross negligence of Subadviser in the performance of its duties hereunder or by reason of reckless disregard of its obligations and duties hereunder; (ii) Subadviser’s violation of Applicable Laws; or (iii) Subadviser’s breach of any term or provision in this Agreement.
          (d) Subadviser shall indemnify and hold harmless The Vantagepoint Funds against any loss, liability, damages, reasonable costs or expenses, including reasonable attorneys’ fees caused by: (i) the willful misfeasance, bad faith, fraud, or gross negligence of Subadviser in the performance of its duties hereunder or by reason of reckless disregard of its obligations and duties hereunder; (ii) Subadviser’s violation of Applicable Laws; or (iii) Subadviser’s breach of any term or provision in this Agreement.
14. TERM
          This Agreement shall be in effect for an initial term beginning on the Effective Date and ending on February 28, 2015. This Agreement may be renewed thereafter for successive periods, the length of which shall be determined by the Board of Directors of The Vantagepoint Funds, provided that such renewal is specifically approved at least annually by the Board of Directors of The Vantagepoint Funds, including a majority of those members of the Board of The Vantagepoint Funds who are not parties to the Agreement or “interested persons” of any party to the Agreement (as that term is defined in the 1940 Act).

15. TERMINATION
          This Agreement may be terminated by Subadviser, without the payment of any penalty, immediately upon notice to The Vantagepoint Funds and to Client in the event of a material breach of any provision thereof by The Vantagepoint Funds or Client if such breach shall not have been cured within a twenty (20) day period after the Fund or Client (as applicable) receives written notice of such breach from Subadviser, or otherwise by Subadviser upon sixty (60) days written notice to Client and The Vantagepoint Funds, or by Client or The Vantagepoint Funds for any reason or no reason immediately upon written notice to Subadviser. This Agreement shall automatically terminate (a) in the event of its assignment, as provided in Section 20, (b) upon the termination of The Vantagepoint Funds, or (c) upon termination of Client’s Master Investment Advisory Agreement with The Vantagepoint Funds. Any termination in accordance with the terms of this Agreement shall not cause the payment of any penalty. Any such termination shall not affect the status, obligations or liabilities of any party hereto to the other party or parties. To the extent that the assets of the Account are zero, Subadviser shall not be entitled to any fees as set forth hereunder for the period of time for which no assets are held in the Account.
16. REPRESENTATIONS
          (a)(i) Subadviser hereby represents to Client and The Vantagepoint Funds that Subadviser is registered as an investment adviser under the Advisers Act and will continue to be registered for so long as this Agreement remains in effect, that it has full power and authority to enter into and perform fully the terms of this Agreement and that the execution of this Agreement on behalf of Subadviser has been duly authorized and, upon execution and delivery, this Agreement will be binding upon Subadviser in accordance with its terms. Subadviser shall inform Client and the Fund of any additions to or withdrawals of partners to Subadviser within a reasonable time after such additions or withdrawals.
          (ii) Subadviser further represents that: (a) it is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (b) in all material respects, it is in compliance with and will continue to be in compliance with all Applicable Laws; (c) it will promptly notify Client and The Vantagepoint Funds of the actual or pending occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; (d) it will notify Client and The Vantagepoint Funds promptly upon becoming aware of any material fact respecting or relating to Subadviser that Subadviser has reviewed or provided to Client for inclusion in the Registration Statement that becomes untrue or inaccurate in any material respect, or omits to state a material fact necessary in order to make such information not misleading; and (e) there is no pending, or to the best of its knowledge, threatened or contemplated action, suit or proceeding before or by any court, governmental, administrative or self-regulatory body or arbitration panel to which the Subadviser or any of its officers, directors, employees or Affiliates is a party, or to which any of the assets of the Subadviser is subject, which reasonably might be expected to (i) result in any material adverse change in the Subadviser’s condition (financial or otherwise), business or prospects; (ii) affect adversely in any material respect the Subadviser’s assets taken as a whole; (iii) materially impair the Subadviser’s ability to discharge its obligations under this Agreement, and the Subadviser has not received any notice of an investigation by the SEC or any state regarding U.S. federal or state securities laws, regulations or rules.
          (iii) Subadviser acknowledges that the foregoing representations in Sections 16(a)(i) and (ii) above shall be continuing and be deemed repeated at and as of all times during the term of this Agreement. Further, if at any time during the term of this Agreement, Subadviser discovers any fact or omission, or any event or change of circumstances occurs or is pending, which would make the Subadviser’s representations in this Agreement inaccurate or incomplete in any material respect, or which might render the information Subadviser has reviewed or provided to Client for inclusion in the Registration Statement untrue or misleading in any material respect, or having omitted to state a material fact necessary in order to make such information not misleading, the Subadviser will provide prompt written notification within five (5) business days (or sooner if practicable) to The Vantagepoint Funds and Client of any such fact, omission, event or change of circumstances, and the facts related thereto.
          (b) Client hereby confirms to Subadviser that it is registered as an investment adviser under the Advisers Act, that it has full power and authority to enter into this Agreement and that the execution of this Agreement on behalf of Client has been fully authorized and, upon execution and delivery, this Agreement will be binding upon Client in accordance with its terms.
          (c) The Vantagepoint Funds hereby confirms to Subadviser, and Subadviser hereby acknowledges, that The Vantagepoint Funds is registered as an open-end investment company under the 1940 Act and intends to be subject to taxation as a regulated investment company under Subchapter M and the regulations thereunder of the Internal Revenue Code.
17. NOTICES
          Notices or other notifications given or sent under or pursuant to this Agreement shall be in writing and be deemed to have been given or sent if delivered to a party at its address listed below in person, by registered mail with return receipt requested, by recognized overnight delivery service or by electronic means the receipt of which is confirmed by registered mail with return receipt requested or by recognized overnight delivery service. The addresses of the parties are:
     Client:
Vantagepoint Investment Advisers, LLC
Attention: Legal Department

c/o ICMA Retirement Corporation
777 North Capitol Street, NE, Suite 600
Washington, D.C. 20002-4240
Fax: 202-962-4601
     Fund/The Vantagepoint Funds:
The Vantagepoint Funds
Attention: Angela Montez, Fund Secretary
c/o ICMA Retirement Corporation
777 North Capitol Street, NE, Suite 600
Washington, D.C. 20002-4240
Fax: 202-962-4601
     Subadviser:
Oaktree Capital Management, L.P.
333 S. Grand Ave., 28th Floor
Los Angeles, CA 90071
Attention: Sheldon Stone
Fax: 213-830-6293
Each party may change its address by giving notice as herein required.
18. SOLE INSTRUMENT
          This Agreement, along with any and all attachments hereto, constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties, and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.
19. WAIVER OR AMENDMENT
          No waiver of or amendment to this Agreement shall be effective unless reduced to a written document signed by the party to be charged. No failure to exercise and no delay in exercising, on the part of any party hereto, of any right, remedy, power or privilege hereunder, shall operate as a waiver thereof. It is understood that certain material amendments of this Agreement may require approval of the Fund’s Board of Directors or shareholders.
20. ASSIGNMENT OR CHANGE OF CONTROL
          This Agreement shall automatically terminate in the event of its “assignment” as defined under the 1940 Act or the Advisers Act and the rules thereunder as interpreted from time to time by the SEC or its staff (an “Assignment”). In addition, Subadviser agrees to provide Client prompt written advance notice of any event(s), transaction(s) or circumstance(s), whether actual, proposed or expected, that would result in an “Assignment” of the Agreement. The Subadviser shall promptly reimburse the Fund for any and all reasonable costs and expenses incurred by the Fund, or its officers, directors or employees, in connection with any actual, proposed or expected “Assignment” of the Agreement (even if a proposed or expected “Assignment” ultimately does not take place).
21. COUNTERPARTS
          This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.
22. CHOICE OF LAW
          This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the State of Delaware without reference to principles of conflict of laws. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.
23. CONFIDENTIAL INFORMATION
          Any information about a party hereto that such party, supplies to another party to this Agreement, which is not otherwise in the public domain or previously known to the receiving party on a non-confidential basis, shall be regarded as confidential and held in the strictest confidence. Similarly, any information about a party hereto that is generated or recorded by another party hereto pursuant to this Agreement, which is not otherwise in the public domain, also shall be regarded as confidential and held in the strictest confidence (such information, together with the information referenced in the previous sentence, collectively, “Confidential Information”).
          Confidential Information includes, but is not limited to: the records referenced in Section 6(a) hereof, and any other data, records or other information in any form regarding the securities or other assets held or to be acquired by the Fund, the transactions in securities or other assets effected or to be effected on behalf of the Fund, or financial information or any other information relating to a party to this Agreement.
          No party may use Confidential Information about another party, except solely: (i) for the legitimate business purposes of the Fund for which the Confidential Information was provided, generated or recorded; or (ii) as specifically agreed to in writing by the other party to which the Confidential Information pertains.
          No party may disclose to others Confidential Information about another party, except solely: (i) as may be required by applicable law or compelled by judicial or regulatory authority having competent jurisdiction over the party; (ii) to its respective attorneys, accountants, directors, officers, advisory personnel, and board members, provided that such parties use and maintain the Confidential Information in accordance with this Agreement; (iii) as specifically agreed to in writing by the other party to which the Confidential Information pertains; or (iv) to trading counterparties in connection with know your customer (KYC) requirements, tax withholding requirements under Applicable Laws or other trade execution matters relating to Subadviser’s transactions for the Fund provided that such parties use and maintain the Confidential Information in accordance with this Agreement. Notwithstanding the foregoing, Client, The Vantagepoint Funds, and the Fund may disclose Confidential Information regarding the Subadviser to each other or to the Fund’s third party service providers for the legitimate business purposes of the Fund for which the Confidential Information was provided, generated or recorded provided that such parties use and maintain the Confidential Information in accordance with this Agreement.
          Further, each party acknowledges that it is aware that the U.S. securities laws prohibit a person from trading in any securities issued by another party while in possession of material non-public information about that party or such securities.
          Lastly, the Subadviser may not consult with any other subadvisers of The Vantagepoint Funds about transactions in securities or other assets of the Fund, except for purposes of complying with the 1940 Act or SEC rules or regulations applicable to the Fund.
          Nothing in this Agreement shall be construed to prevent the Subadviser from lawfully giving other persons investment advice about, or lawfully trading on their behalf in, the shares issued by the Fund or securities or other assets held or to be acquired by the Fund.

IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT ON April 17, 2014 and make it effective on the date first set forth at the beginning of this Agreement.

Client		Subadviser

Vantagepoint Investment Advisers, LLC		Artisan Partners Limited Partnership

by:		by:

/s/ Angela Montez		/s/ Martin Boskovich

Angela Montez, Assistant Secretary		Martin Boskovich, Managing Director

Approved by:	/s/ Wayne Wicker	/s/ Philip McDermott

	Wayne Wicker, Chief Investment Officer	Philip McDermott, Assistant VP
Fund
The Vantagepoint Funds, on behalf of the Vantagepoint High Yield Fund by:

/s/ Angela Montez

Angela Montez, Secretary

Approved by:	/s/ Wayne Wicker

Wayne Wicker Chief Investment Officer Vantagepoint Investment Advisers, LLC

Schedule A
VANTAGEPOINT INVESTMENT ADVISERS, LLC
THE VANTAGEPOINT FUNDS
Fee Schedule
For
Oaktree Capital Management, L.P.
Vantagepoint High Yield Fund
The Subadviser’s quarterly fee shall be calculated based on the average daily net asset value of the assets in the Account under the Subadviser’s management as provided in good faith by the Client or Custodian, at Client’s discretion, based on the following annual rate.
0.50% per annum on the first $500 million

0.45% per annum on assets in the Account exceeding $500 million and up to $750 million
Notwithstanding the foregoing, during any period in which the average daily net asset value of the assets in the Account under the Subadviser’s management exceeds $750 million, the annual rate shall be 0.42% per annum on all assets in the Account.
To clarify Section 1 and Section 15 of the Agreement, the Subadviser shall still be entitled to a fee for any period that the average daily net asset value of the assets of the Account is greater than zero, even if the daily net asset value of the assets of the Account on one or more days during the period is equal to zero.